PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                   Years Ended December 31,
                                            2002             2001            2000             1999            1998

Net income.........................     $ 57,430,000     $ 49,870,000    $ 51,181,000     $ 41,255,000    $ 29,400,000
Minority interest..................       32,170,000       27,489,000      26,741,000       16,049,000      11,208,000
Interest expense...................         5,324000        1,715,000       1,481,000        3,153,000       2,361,000
                                            --------        ---------       ---------        ---------       ---------
Earnings available to cover fixed
   charges.........................     $ 94,924,000     $ 79,074,000    $ 79,403,000      $60,457,000    $ 42,969,000
                                        ============     ============    ============      ===========    ============

Fixed charges (1)..................     $  5,612,000     $  2,806,000    $  2,896,000     $  4,142,000    $  2,629,000
Preferred distributions............       33,340,000       22,961,000      17,273,000        7,562,000               -
                                          ----------       ----------      ----------        ---------       ---------
Combined  fixed charges and preferred
   distributions...................     $ 38,952,000     $ 25,767,000    $ 20,169,000     $ 11,704,000    $  2,629,000
                                        ============     ============    ============     ============    ============

Ratio of earnings to fixed charges.            16.91            28.18           27.42            14.60           16.34
                                               =====            =====           =====            =====           =====

Ratio of earnings to combined fixed
   charges and preferred
   distributions...................             2.44             3.07            3.94             5.17           16.34
                                                ====             ====            ====             ====           =====

===================================================================================================================
Supplemental disclosure of Ratio of Funds from Operations ("FFO") to fixed charges:

                                                                   Years Ended December 31,
                                            2002             2001            2000             1999            1998

FFO................................    $ 103,045,000     $ 93,568,000    $ 85,977,000     $ 76,353,000    $ 57,430,000
Interest expense...................        5,324,000        1,715,000       1,481,000        3,153,000       2,361,000
Minority   interest   in   income   -
preferred units....................       17,927,000       14,107,000      12,185,000        4,156,000               -
Preferred dividends................       15,412,000        8,854,000       5,088,000        3,406,000               -
                                          ----------        ---------       ---------        ---------     -----------
Adjusted   FFO   available  to  cover
   fixed charges...................    $ 141,708,000    $ 118,244,000   $ 104,731,000     $ 87,068,000    $ 59,791,000
                                       =============    =============   =============     ============    ============

Fixed charges (1)..................     $  5,612,000     $  2,806,000    $  2,896,000     $  4,142,000    $  2,629,000
Preferred distributions............       33,339,000       22,961,000      17,273,000        7,562,000               -
                                          ----------       ----------      ----------        ---------      ----------
Combined  fixed charges and preferred
   distributions...................     $ 38,951,000     $ 25,767,000    $ 20,169,000     $ 11,704,000    $  2,629,000
                                        ============     ============    ============     ============    ============

Ratio of FFO to fixed charges......            25.25            42.14           36.16            21.02           22.74
                                               =====            =====           =====            =====           =====

Ratio of FFO to combined fixed
   charges and preferred
   distributions...................             3.64             4.59            5.19             7.44           22.74
                                                ====             ====            ====             ====           =====

(1)     Fixed charges include interest expense plus capitalized interest.